UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 21, 2012, Joe Saporito was appointed as the Chief Accounting Officer (“CAO”) of Rackspace Hosting, Inc., (the “Company”). From 2008 until joining the Company, Mr. Saporito practiced as a financial consultant and Leadership Coach. From 2002 to 2008, he served as the Executive Vice President and Chief Financial Officer of Carriage Services, Inc., a New York Stock Exchange company. His prior professional experience includes 15 years as partner with Arthur Andersen. Mr. Saporito earned a B.A. in Accounting from the University of South Florida. He is a CPA and is certified as a Leadership Coach by Georgetown University. Mr. Saporito currently serves as a Director, Chair of the Corporate Governance Committee and a member of the Audit Committee of US Dataworks, Inc.
Mr. Saporito and the Company are parties to an offer letter (the “Employment Agreement”), pursuant to which Mr. Saporito was provided the opportunity to become the Company's CAO. Pursuant to the Employment Agreement, Mr. Saporito's base compensation was set at $275k per year, with a target bonus amount under the Company's non-equity incentive plan of 50% of his base compensation. In addition, Mr. Saporito was granted equity awards pursuant to the Company's 2007 Amended and Restated Long-Term Incentive Plan, which had a total accounting value as of the date of grant of approximately $550,000. The equity awards consisted of a grant of 5,081 restricted stock units (“RSUs”) and a stock option for the purchase of 10,658 shares of the Company's common stock (the “Option”). The equity awards were granted pursuant to the Company's standard form of agreement for Stock Options (time-vesting) and Restricted Stock Units (time-vesting), which provide for a four year pro-rata vesting period for both the Option and the RSUs and an exercise price for the Option equal to the closing share price of the Company's common stock as of the date of the grant.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	February 27, 2012	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary

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